Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FIRST QUARTER RESULTS

Diluted EPS Totals $0.26, Exceeding Guidance

Raises Fiscal 2009 Diluted EPS Guidance to $1.50 to $1.70

Global Retail Comps Up 5.1%

Richardson, TX. May 12, 2009 — Fossil, Inc. (NASDAQ: FOSL) (the “Company”) today reported net sales and earnings for the thirteen-week period ended April 4, 2009 (“First Quarter”).

First Quarter Results (2009 vs 2008):

•      Net sales decreased 9.3% (2.1% in constant dollars) to $323.0 million compared to $356.2 million;

•      Gross profit fell 12.8% to $169.4 million, or 52.4% of net sales, compared to $194.3 million, or 54.5% of net sales;

•      Operating income decreased 51.5% to $23.8 million, or 7.4% of net sales, compared to $49.1 million, or 13.8% of net sales;

•      Net income declined 42.7% to $17.3 million compared to $30.2 million; and

•      Diluted earnings per share decreased 39.5% to $0.26 on 66.7 million shares compared to $0.43 per diluted share on 69.8 million shares.

Mike Kovar, Executive Vice President and Chief Financial Officer stated: “We are pleased with our First Quarter performance considering the challenging environment.  We believe our performance reflects the ongoing strength of our owned global distribution model, our compelling brand portfolio and value positioning.  This along with prudent expense and inventory management discipline led to our better-than-expected First Quarter results.  As anticipated, our wholesale shipments in the quarter were negatively impacted by the difficult economic environment globally and we also faced considerable headwinds from currency.  Notwithstanding this, our brands and businesses continue to remain vibrant and are positioned for market share gains.  As we begin the second quarter, we remain positive regarding our ability to attain our annual goals as certain of our retail partners are beginning to see signs of stabilization and as our own FOSSIL accessory stores continue to post comparable store sales increases.”

Operating Results

On a constant dollar basis, worldwide net sales decreased 2.1% during the First Quarter primarily driven by a 7.2% decline in the Company’s wholesale businesses, partially offset by solid double-digit sales increases in the direct to consumer business.  In comparison to the prior year quarter, the translation impact of a stronger U.S. dollar during the First Quarter reduced the Company’s reported net sales by approximately $25.6 million. During the quarter each of the Company’s product categories and geographic regions within its wholesale distribution channel were adversely impacted by the challenging global economic conditions. The worldwide economic downturn has negatively affected consumer demand, resulting in weaker retail sales and inventory level reductions by many retailers.  However, the Company’s direct to consumer segment reported strong results against this difficult backdrop.  Direct to consumer sales increased 19.8% (25.6% in constant dollars) in comparison to the prior year quarter, primarily as a result of a 31.4% increase in the average number of company-owned stores open during the First Quarter and constant dollar comparable store sales gains of 5.1%.  Net sales from the Company’s e-commerce businesses also increased 26.4% during the First Quarter.

On the wholesale side, European net sales decreased 20.5% (6.3% in constant dollars) principally due to sales volume declines in FOSSIL® and EMPORIO ARMANI® watches and jewelry and DKNY® watches. These decreases were partially offset by sales volume growth in BURBERRY® watches and sales from DKNY® jewelry that was launched during the third quarter of 2008.  Other international wholesale sales declined 20.2% (14.3% in constant dollars) during the First Quarter primarily as a result of declines in shipments to third-party distributors.  Sales from the Company’s Asia Pacific wholesale operations, excluding shipments to third party distributors, increased by 7.1% as the Company continues to expand its offerings and market share despite difficult economic conditions across much of this region.  Domestically, the Company’s wholesale watch and accessory businesses experienced sales volume declines of 1.0% and 6.7%, respectively. The slight sales volume decrease in watches was generally spread across all major brands, partially offset by sales volume growth in MICHAEL KORS® and the mass market distribution channel.  The increase from the mass market business primarily reflects a timing shift from sales that occurred during the second quarter of the prior year.  The sales volume decline in the domestic accessories businesses was primarily driven by reduced eyewear and women’s handbag shipments, partially offset by sales volume growth in FOSSIL accessory jewelry and sales related to FOSSIL men’s footwear launched during the First Quarter.

Gross profit of $169.4 million represents a decrease of 12.8% over the $194.3 million in the prior year quarter as a result of a decline in net sales and gross profit margin contraction. Gross profit margin decreased 210 basis points to 52.4% in the First Quarter compared to 54.5% in the prior year quarter.  The decrease in gross profit margin was primarily driven by a stronger U.S. dollar which impacted gross profit margin unfavorably by over 300 basis points and an increase in low margin sales through off-price liquidation channels.  Partially offsetting these declines in gross profit margin was an increase in the sales mix of higher margin direct to consumer segment sales.   During the First Quarter, direct to consumer sales increased to 20.6% of consolidated net sales in comparison to 15.5% of consolidated net sales in the prior year period.   Gross profit margin was also favorably impacted by a reduction in shipments to third party distributors that generate lower gross profit margins than the Company’s consolidated historical gross profit margin.

First Quarter operating expenses as a percentage of sales increased to 45.1% compared to 40.7% in the prior year quarter.  Total operating expenses increased by approximately $400,000 in the First Quarter to $145.6 million and included a $9.6 million favorable impact from the translation of foreign-based expenses as a result of the stronger U.S. dollar as compared to the prior year quarter.  On a constant dollar basis, the increase in operating expenses was primarily driven by an $11.4 million increase in the Company’s direct to consumer segment as a result of the Company operating an additional eighty plus new stores compared to the first quarter of 2008. Additionally, approximately $1.5 million in severance charges were incurred during the First Quarter from implementation of various cost savings measures.

Operating income decreased to 7.4% of net sales in the First Quarter compared to 13.8% of net sales in the prior year quarter as a result of a decline in net sales, decreased gross profit margin and higher operating expenses as a percentage of sales.  During the First Quarter, operating income was negatively impacted by approximately $14.5 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.

Other income (expense) increased favorably by $4.4 million during the First Quarter in comparison to the prior year quarter.  This increase was primarily driven by increased foreign currency transaction gains as a result of forward contracts previously entered into by the Company at forward rates above the relative quarter-end foreign currency rate.  These gains were partially offset by decreased interest income as a result of lower average invested cash balances and reduced yields earned on those balances.

The Company’s income tax expense for the First Quarter was $9.3 million, resulting in an effective income tax rate of 35.0%.  For the comparable prior year quarter, income tax expense was $17.2 million, resulting in an effective rate of 36.3%. The Company estimates its fiscal year 2009 effective tax rate will approximate 37% to 38%, excluding any discrete events.

First Quarter net income decreased by 42.7% to $17.3 million, or $0.26 per diluted share, inclusive of an unfavorable $0.07 per diluted share impact related to the stronger U.S. dollar.

Selective Balance Sheet Information

At April 4, 2009, cash, cash equivalents and securities available for sale totaled $202.9 million compared to $204.7 million at the end of the prior year quarter and the Company had $9.3 million of debt at the end of the First Quarter.  Since the end of the prior year quarter, the Company used approximately $53.5 million to repurchase 2.1 million shares of its common stock.  Inventory at quarter end was $285.1 million, representing an increase of 7.4% from the end of the prior year quarter balance of $265.5 million and includes $4.5 million in inventory due to the increase of a net 75 retail stores opened since the end of the first quarter last year and represents a significant improvement from the 17.5% increase in inventory reported at year end.  The Company continues to expect inventory balances to be in line with expected sales trends at the end of its second quarter of fiscal 2009.  Accounts receivable decreased by 22.7% to $158.4 million at April 4, 2009 compared to $204.8 million at the end of the prior year quarter, primarily due to a reduction in wholesale shipments during the First Quarter versus the comparable prior year quarter.  First Quarter days sales outstanding for the Company’s wholesale segments was 54 days in comparison to 61 days in the prior year quarter.

Sales and Earnings Guidance

As the Company continues to grow its retail store base and e-commerce businesses, sales from its direct to consumer segment increase as a percentage of the total sales mix, benefiting the Company’s profitability in the fourth quarter, generally at the expense of the first and second quarters when, due to seasonality, it is more difficult to leverage direct to consumer expenses against direct to consumer sales.  Additionally, the Company’s reported net sales and operating income for the second and third quarters of fiscal year 2009 are expected to be negatively impacted in comparison to the same period of fiscal year 2008 as the U.S. dollar has significantly strengthened against other major currencies since September of 2008.  As a result, the Company is currently estimating reported net sales for the second quarter of fiscal 2009 to decrease 8% to 10%, with constant dollar sales expected to be in a range from flat to minus 2%.  Second quarter reported diluted earnings per share are expected to be in a range of $0.18 to $0.20, despite an expected $0.13 per share negative impact to reported earnings as a result of the stronger U.S. dollar in comparison to the prior year quarter.  The Company’s 2008 second quarter diluted earnings per share was $0.36.  For fiscal year 2009, the Company is currently estimating reported net sales to decrease in a range from 5% to 8%, with constant dollar sales expected to be in a range from minus 3% to positive 1%.  Fiscal year 2009 diluted earnings per share are expected to be in a range of $1.50 to $1.70 as compared to $2.02 diluted earnings per share for fiscal 2008.  This guidance is based upon currency rates slightly below the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009 filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, cold weather products, footwear and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 100 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 59 independent distributors.  The Company also distributes its products in over 320 company owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company are also available.

	For the 13 Weeks Ended	For the 13 Weeks Ended
Consolidated Income Statement Data (in 000’s):	April 4, 2009	April 5, 2008
Net sales	$323,027	$356,184
Cost of sales	153,648	161,933
Gross profit	169,379	194,251
Selling expenses	108,087	105,323
Administrative exp.	37,489	39,813
Operating income	23,803	49,115
Interest expense	63	200
Other inc. (exp.) — net	2,893	(1,458)
Tax provision	9,313	17,240
Net income	$17,320	$30,217
Basic earnings per share	$0.26	$0.44
Diluted earnings per share	$0.26	$0.43
Weighted average shares Outstanding :
Basic	66,554	68,631
Diluted	66,742	69,755

Consolidated Balance Sheet Data (in 000’s):	April 4, 2009	April 5, 2008
Working capital	$576,397	$522,112
Cash, cash equivalents and securities available for sale	202,916	204,730
Accounts receivable	158,404	204,819
Inventories	285,082	265,472
Total assets	1,048,661	1,072,787
Short-term debt	4,849	4,350
Deferred taxes and other long-term liabilities	79,451	71,980
Stockholders’ equity	814,352	762,480

Sales Mix Breakdown	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
(in 000’s)	April 4, 2009	April 5, 2008	April 4, 2009	April 5, 2008
International wholesale:
Europe	$103.4	$130.1	32.0%	36.6%
Other	52.4	65.7	16.2%	18.4%
Total international wholesale	155.8	195.8	48.2%	55.0%

United States wholesale:
Watch products	49.1	49.6	15.2%	13.9%
Other products	51.6	55.3	16.0%	15.5%
Total United States wholesale	100.7	104.9	31.2%	29.4%

Worldwide direct to consumer	66.5	55.5	20.6%	15.6%

Total net sales	$323.0	$356.2	100.0%	100.0%

END OF RELEASE